Exhibit 99.1

CONSENT OF UBS SECURITIES LLC

We hereby consent to the use of our opinion letter dated September 30, 2025 to the Board of Directors of Veeco Instruments Inc. (the “Company“) included as Annex C to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4, as amended, relating to the proposed merger of Axcelis Technologies, Inc. and the Company and references to such opinion under the captions “Summary—Opinion of Financial Advisor to Veeco,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Veeco Board of Directors; Veeco’s Reasons for the Merger,” “The Merger—Opinion of Financial Advisor to Veeco” and “The Merger—Certain Financial Forecasts Utilized in Connection with the Merger” in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “Experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ UBS SECURITIES LLC
UBS SECURITIES LLC

New York, New York

December 29, 2025